Exhibit 10.2
AMENDED AND RESTATED CHANGE-IN-CONTROL AGREEMENT
     THIS AMENDED AND RESTATED CHANGE-IN-CONTROL AGREEMENT is made and entered into as of the 29th day of August 2007 and amends and restates the Change-in-Control Agreement dated May 23, 2007 (the “Original Agreement”) by and between TSB FINANCIAL CORPORATION (the “Company”), a North Carolina corporation, and R. Allan Schlick (“Employee”), an individual residing in Charlotte, North Carolina.
Background Statement
     WHEREAS, The Scottish Bank (the “Bank”) is a wholly owned subsidiary of the Company, and Employee is a valued employee of the Bank.
     WHEREAS, Employee and the Company wish to amend and restate the Original Agreement to modify the triggers for payment, to assure compliance with Section 409A of the Internal Revenue Code and to correct minor typographical errors.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and of other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:
1.	Termination following a Change-in-Control. If a Change-in-Control (as defined in Section 1(iii) hereof) occurs, Employee shall be paid, on the date that is four months after the date of consummation of the Change-in-Control, a lump sum payment equal to the present value of 12 months of Employee’s Compensation, subject to applicable withholding; provided, however, that if prior to the four-month anniversary of the date of consummation of the Change-in-Control, (a) Employee terminates employment with the Bank or the successor to the Company without Good Reason or (b) Employee is terminated by the successor to the Company or the Bank for Cause, no payment shall be due hereunder. If Employee’s employment is terminated by the Company or the Bank other than for Cause or by Employee for Good Reason within such four-month period, the lump sum payment shall made within 30 days of termination. The calculation of the amount due shall be made by the independent accounting firm then performing the Company’s independent audit, and such calculation, including by not limited to the discount factor used to determine present value, shall be conclusive.

For purposes of this Agreement, the following terms shall have the meanings indicated:

(i)	Cause. Termination by the Company or the Bank for “Cause” shall mean (A) termination on account of willful misconduct of a material nature by the Employee in connection with performance of his duties as an employee; (B) use of alcohol or narcotics that affects his ability to perform his duties as an employee; (C) conviction of a felony or serious misdemeanor involving moral turpitude; (D) embezzlement or theft from the Company or the Bank; (E) gross inattention to or dereliction of duty; or (F) performance by the Employee of any other willful acts which Employee knew or reasonably should have known would be materially detrimental to the Company or the Bank.

(ii)	Good Reason. Termination by the Employee for “Good Reason” shall mean termination of Employee’s employment by Employee following the failure of the Company to rectify any of the following changes in Employee’s employment within 30 days after receipt of notice by the Company from Employee of such change given within 90 days after the effective date of such change: (A) a material diminution in Employee’s authority, duties or responsibilities as in effect immediately preceding the Change-in-Control; (B) a material diminution in the rate of Employee’s base salary as in effect immediately preceding the Change-in-Control, (C) a material diminution in the authority, duties or responsibilities of the supervisor to whom Employee is required to report, (D) a material diminution in the budget over which Employee has authority, or (E) the relocation of Employee, without Employee’s consent, to a location outside a 25 mile radius the Company’s principal location immediately preceding the Change-in-Control.

(iii)	Change-in-Control. For purposes of the Agreement, “Change-in-Control” shall mean (A) the consummation of a merger, consolidation, share exchange or similar transaction of the Company with any other corporation as a result of which the holders of the voting capital stock of the Company as a group would receive less than 50% of the voting capital stock of the surviving or resulting corporation; (B) the sale or transfer (other than as security for obligations of the Company) of substantially all the assets of the Company; (C) in the absence of a prior expression of approval by the Board of Directors, the acquisition of more than 20% of the Company’s voting capital stock by any person within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than a person, or group including a person, who beneficially owned, as May 23, 2007, more than 5% of the Company’s securities; (D) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or (E) any other change-in-control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act or the acquisition of control, within the meaning of Section 2(a)(2) of the Bank Holding company Act of 1956, as amended, or Section 602 of the Change in Bank Control Act of 1978, of the Company by any person, company or other entity.
(iv)	Compensation. Employee’s Compensation shall consist of the following: (A) Employee’s annual base salary, as paid by the Company or the Bank, in effect immediately preceding the Change-in-Control and (B) the average of any bonus paid by the Company or the Bank to Employee during the two most recent fiscal year ending prior to such Change-in-Control pursuant to any of the Company’s incentive bonus plan.
2.	Additional Benefits. Upon Employee’s termination of employment (other than a termination by the Bank or the Company or its successor for Cause), the Company shall maintain in full force and effect for the continued benefit of Employee for a 12-month period health insurance (including coverage for Employee’s dependents to the extent dependent coverage is provided by the Company for its employees generally) under such plans and programs in which Employee was entitled to participate immediately prior to the date of such termination of employment, provided that Employee’s continued participation is possible under the general terms and provisions of such plans and programs. In the event that Employee’s participation in any such plan or program is barred, the Company shall arrange to provide Employee with health insurance benefits for such 12-month period substantially similar to those which Employee would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred. However, in no event will Employee receive from the Company the health insurance contemplated by this Section 2 if Employee received comparable insurance from any other source.

3.	Limit on Payments. It is the intention of the Company and Employee that no portion of the payment made under this Agreement, or payments to or for Employee under any other agreement or plan, be deemed to be an excess parachute payment as defined in Section 280G of the Internal Revenue Coded of 1986, as amended (the “Code”) or any successor provision. The Company and Employee agree that the present value of any payment hereunder and any other payment to or for the benefit of Employee in the nature of compensation, receipt of which is contingent or a Change-in-Control of the Company, and to which Section 280G of the Code or any successor provision thereto applies, shall not exceed an amount equal to one dollar less than the maximum amount that Employee may receive without becoming subject to the tax imposed by Section 4999 of the Code or any successor provision or which the Company may pay without loss of deduction under Section 280G of the Code or any successor provisions. Present value for purposes of this Agreement shall be calculated in accordance with Section 1274(b)(2) of the Code or any successor provision. In the event that the provisions of Section 280G and 4999 of the Code or any successor provisions are repealed without succession, this Section 3 shall be of no further force or effect.
4.	Effect of Agreement. Nothing contained in this Agreement shall confer upon Employee any rights to continued employment by the Company or the Bank or shall interfere in any way with the right of the Company or the Bank to terminate his employment at any time for any reason. The provisions of this Agreement shall not affect in any way the right or power of the company to change its business structure or to effect a merger, consolidation, share exchange or similar transaction, or to dissolve or liquidate, or sell or transfer all or part of its business or assets.

5.	Source of Payment. All payments provided for under this Agreement shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made to assure payment, except as provided to the contrary in funded benefits plans. Employee shall have no right, title or interest whatsoever in or to any investments that the Company may make to aid the Company in meeting its obligations hereunder. Nothing contained herein, and no action taken pursuant to the provisions hereof, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and Employee or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

6.	General Provisions.

(i)	Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, Employee and the Company and their respective permitted successors and assigns. Neither this Agreement nor any right or interest hereunder shall be assignable by Employee, his beneficiaries, or legal representatives without the Company’s prior written consent. As used in the Agreement, “Company” shall mean that company as defined herein and any successor to its business and/or assets as aforesaid that executes and delivers the agreement provided for in the Section 6(i) or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
(ii)	Entire Agreement and Amendment. This Agreement replaces any and all previous agreements, representations and understandings relating to the same or similar subject matter which the Employee and the Company may have entered into with the Company in connection with Employee’s employment by the Bank. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(iii)	Headings and Gender. The headings of paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

(iv)	Governing Law. This agreement has been executed and delivered in the State of North Carolina, and its validity, interpretation, performance and enforcement shall be governed by the laws of such state.
IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above stated.

TSB FINANCIAL CORPORATION
By:	/s/ James H. Barnhardt, Jr.
James H. Barnhardt, Jr.,
Chairman of the Board of Directors

EMPLOYEE:
/s/ R. Allan Schlick
R. Allan Schlick